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Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO THE BYLAWS

OF

GUITAR CENTER, INC.
A Delaware corporation

        The undersigned, being the duly acting and appointed Secretary of Guitar Center, Inc. a Delaware corporation, hereby certifies that effective July 21, 2003, the Board of Directors of this corporation amended the Bylaws of this corporation to read as follows, effective as of the date set forth below.

Article III, Section 2 (Number and Qualification of Directors), is replaced with the following:

          Section 2. Number and Qualification of Directors. The number of directors of the corporation shall be ten (10).

Dated: July 21, 2003

/s/ BRUCE ROSS Bruce Ross, Secretary

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  Exhibit 3.5